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                           SYM FINANCIAL CORPORATION

                   CODE OF ETHICS AND PERSONAL TRADING POLICY

     (A)  General

     The Code of Ethics is predicated on the principle that SYM owes a fiduciary duty to its clients. Accordingly, SYM's employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, SYM must:

     o Place client interests ahead of SYM's - As a fiduciary, SYM must serve in its clients' best interests. In other words, SYM employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

     o Engage in personal investing that is in full compliance with SYM's Code of Ethics - Employees must review and abide by SYM's Personal Security Transaction and Insider Trading Policies.

     o Avoid taking advantage of your position - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with SYM, or on behalf of an advisory client.

Any questions with respect to SYM's Code of Ethics should be directed to a member of the Compliance team.

     (B)  Gifts

     Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with SYM, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) is present.

     (C)  Personal Security Transaction Policy

     Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

     Securities and Instruments that are not Securities

     SYM will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

     Commodities,   futures  and  options  traded  on  a  commodities  exchange, including currency futures or not considered securities. However, futures and options on any group or index of securities shall be considered securities.

     Exempt Securities

     Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Security Transaction Policy.

     Beneficial Ownership

     Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees shall have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

     The following are examples of indirect pecuniary interests in securities:

     o Securities held by members of employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

     o Employees' interests as a general partner in securities held by a general or limited partnership; and

     o Employees' interests as a manager/member in the securities held by a limited liability company.

     Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they have a share investment control over the securities held by the entity.

     The following circumstances constitute beneficial ownership by employees of securities held by a trust:

     o Ownership of securities as a trustee where either the employee or members of the employees' immediate family have a vested interest in the principal or income of the trust;

     o    Ownership of a vested beneficial interest in a trust; and

     o An employee's status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

     Exempt Transactions

     The following transactions are considered exempt transactions:

     o Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

     o    Purchases of securities in DRIPS (dividend reinvestment plans).

     o Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

     o Acquisitions or dispositions of securities as a result of a stock dividend, stock split, etc.

     o Purchases or sales of exchange-traded options on broadly-based indices (Indices with average notional open interest during the preceding calendar quarter in excess of $1 billion).

     o Purchases or sales of shares of registered closed-end investment companies (including ETFs).

     o    From  time  to  time,   SYM's   compliance  team  may  exempt  certain
          transactions on a trade-by-trade basis.

     Preclearance Procedures

     SYM's employees must preclear all personal securities transactions that are not exempt under the preclearance procedures (see below for the exceptions) prior to completing the transactions. A determination will be made if the trade conflicts with any client trade or if the managers of the SYM Select Growth fund plan to trade in the security in during a plus or minus 7-day period from the date of the request. This 14-day period is considered the `blackout period' in which no personal securities transactions are allowed in the respective security. Once preclearance is granted by Aaron Tattersall or Christi Price (or anyone else given such authorization in their absence), employees have the remainder of the day to execute the transaction. In no circumstance will the preclearance approval last longer than the day in which the approval is granted. Unless otherwise noted, no preclearance is required for the exempted transactions noted above.

     Preclearance approval shall always be sought by written means though at times doing so may prove impractical. Other allowable means of granting preclearance could come in the form of an e-mail exchange or a verbal approval. In both cases there must be proper documentation (prepared by the employee) between the employee and the compliance team member as well as a summary explanation as to why the normal preclearance form could not be used. The preclearance form is located on the intranet under the compliance section. SYM shall maintain the preclearance forms in conjunction with the recordkeeping rule.

     Preclearance Exemptions

     In an effort to fulfill SYM's fiduciary duties to clients and allow an efficient and effective means for an employee to manage their trading the Compliance team has decided to make the following transactions exempt from the preclearance requirement;

     o    Any transaction less than $5,000 in a Large Cap stock, or-
     o If the stock does not meet the Large Cap definition the transaction must be less than $5,000 and the security must have an average daily trading volume of 100,000 shares or more.

     For definitions of "average daily trading volume" and "large cap stocks" please see the document titled "Preclearance Exemption Definitions" on the Compliance page of the Intranet.

     Initial Public Offerings

     No employees shall acquire beneficial ownership of securities in an initial public offering.

     Private Placements

     Employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from either Aaron Tattersall or Christi Price. In determining whether to grant the approval, the compliance team will seek to determine whether or not the employee's acquisition of the security precluded advisory clients from purchasing the security. In addition, the compliance team must determine that the investment was not being offered to the employee strictly by virtue of the employee's position at SYM.

     Reporting

     Employees of SYM are asked to have all personal securities accounts set up with one of SYM's preferred broker-dealers, currently either Schwab Institutional, Fidelity Investments Advisor Group or TD Waterhouse. Employees are obligated to abide by all policies concerning employee accounts. Regulatory and Exchange rules require member firms to supervise closely employee activities for compliance with the various rules and regulations of this industry. The requirement is accomplished through the direct connection that we have with our association with Schwab Institutional, Fidelity Investments Advisor Group or TD Waterhouse. All transactions are reported to SYM on a daily basis and records of such are kept according to the Books and Records requirements.

     Employee and Family Member accounts receive the SYM trading discount (the same as all SYM clients) on all commission trades. It is, therefore, to their best interest to have their accounts domiciled through SYM for trading purposes, in addition to the compliance requirements.

     If an employee chooses to not set up an account through one of our preferred broker-dealers then the employee must require its broker/dealer to send SYM account statements no less frequently than quarterly. Employees must also arrange for duplicate confirmations to be sent to SYM after each security transaction.

     New employees are required to disclose all of their personal securities holdings and any outside brokerage accounts at the commencement of their employment. SYM shall maintain these records in accordance with the recordkeeping rule.

     All employees are required to annually disclose all of their non-exempt personal securities holdings. SYM will complete the annual verification in January, coinciding with employees' fourth quarter reporting requirement.

     Trading and Review

     SYM does not expect its employees to trade opposite of clients and/or firm recommendations. Exceptions to both of these policies may occur and will be properly documented by SYM's Compliance team. SYM strictly forbids "frontrunning" client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. Aaron Tattersall will closely monitor employees' investment patterns to detect these abuses. Christi Price will monitor Aaron Tattersall's personal securities transactions for compliance with the Personal Security Transaction Policy.

     If SYM discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the appropriate officers of SYM to review the facts surrounding the transactions. This meeting shall help SYM to determine the appropriate course of action.

     Remedial Actions

     SYM takes the potential for conflicts of interest caused by personal investing very seriously. As such, SYM has implemented remedial actions that are designed to discourage its employees from violating the Personal Security Transaction Policy. Employees should be aware that SYM reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

     o    1st Violation - Verbal warning;

     o 2nd Violation - Written warning that will be included in the employee's file, and disgorgement of profits to a charity specified by the employee; and

     o 3rd Violation - Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and

     o    4th Violation - Possible termination of employment.